Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Bill Davis

Perficient, Inc.

(314) 995-8822

bill.davis@perficient.com

Perficient Acquires Genisys Consulting

~ Deal Expected To Be Accretive To Earnings ~

AUSTIN, TX– April 5, 2004 - —Perficient, Inc. (NASDAQ: PRFT - News), a leading eBusiness solutions provider to Global 3000 companies in the central United States, today announced that it has acquired Genisys Consulting, Inc., a privately-held, Chicago-based eBusiness solutions firm with $10 million in revenues.  The acquisition creates a firm with annual revenues of approximately $40 million, more than 210 consulting, technology, sales and support professionals in six offices in North America and client relationships with more than 300 Global 3000 companies.  The transaction is expected to be accretive to earnings.

“This transaction marks a strategic milestone as we execute on our plan to become the dominant eBusiness solutions provider in the central United States,” said Jack McDonald, chairman and chief executive of Perficient. “Genisys is a well-run, profitable firm with a 14-year track record of growth.  In addition to being accretive to earnings and adding major new talent and clients to our business, the acquisition of Genisys will help us achieve our goal of a $50 million revenue run-rate by the end of 2004.

The acquisition brings a number of benefits to Perficient, including:

•                  Expanding Perficient’s presence in its core central U.S. geography and creating critical mass in the strategic Chicago market;

•                  Adding enterprise clients including Wachovia Securities, Watson Wyatt Worldwide, Chicago Board of Trade, Chicago Mercantile Exchange, Deutsche Asset Management, Robert Bosch Corporation and many others;

•                  Increasing the array of services and expertise Perficient can offer clients throughout its network;

•                  Adding proven management leadership in Chicago and 65 consulting, technology, sales and support professionals; and

•                  Providing a Washington, D.C. area office location from which to launch a federal systems practice.

Genisys owner-managers, all Chicago-area IT services veterans, will assume senior roles at Perficient. Jeff Martini, Genisys’ chief executive officer, will serve as general manager of the Chicago office and the firm’s Washington, D.C. satellite office.  He will report directly to Jeff Davis, Perficient’s president and chief operating officer. Dave Stewart, Executive Director of Business Development, and Michael Reiss, Chief Technologist, will assume key business development and technology roles at Perficient, respectively.

“Genisys adds terrific management, consulting and sales strength to Perficient, which will enhance our client work and strengthen our business and customer base,” said Davis.  “We’re delighted that the Genisys team recognizes the potential for continued growth at Perficient and look forward to working with them to continue to build our leadership position in the central United States.”

“We believe Perficient is well on its way to becoming the dominant industry player in the central US and we’re excited to be a part of their team,’’ said Martini.  “Our existing clients can expect the same outstanding service they currently receive as key executives, account managers, technologists and project managers will continue to play prominent roles in the new company. In addition, by becoming part of Perficient, we can now add increased value to our clients by offering them a broader and stronger array of services.”

The total value of the deal is approximately $7.9 million, and includes approximately $1.5 million in cash and up to $6.4 million worth of Perficient common stock, subject to satisfying certain conditions in the first three years following the closing of the transaction.  DecisionPoint International served as an advisor to Perficient on the transaction.

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About Perficient

Perficient is a leading provider of eBusiness solutions to Global 3000 companies in the Central United States.  Perficient helps companies acquire and strengthen their customer relationships, reduce their costs and empower their employees by helping them create Enabled Enterprises™, Web-based infrastructures with dynamically-integrated business applications that extend enterprise technology assets to customers, employees, suppliers and partners.  Perficient is an award-winning “Premier Level” IBM business partner and a recognized expert in IBM’s WebSphere® software. Perficient’s other partners consist of leading eBusiness technology and services providers including Microsoft, Stellent, Bowstreet, Wily Technology, Tibco, Mainline, Digex, Fusion and others.  For more information about Perficient, which has more than 140 professionals in the Central US and Canada, please visit http://www.perficient.com/. IBM and WebSphere are trademarks of International Business Machines Corporation in the United States, other countries, or both.

About Genisys Consulting

Founded in 1990, Genisys is a privately-held Elk Grove Village, Ill.-based information technology consulting firm delivering effective business productivity solutions at every level of an organization.  Genisys builds reliable and secure technology solutions that enable the sharing and guaranteed delivery of information across the extended enterprise.

Safe Harbor Statement

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995:  This news release contains forward-looking statements that are subject to risk and uncertainties.  These forward-looking statements are based on management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from management’s current expectations and the forward-looking statements made in this press release.  These risks and uncertainties include, but not limited to, the impact of competitive services, demand for services like those provided by the company and market acceptance risks, fluctuations in operating results, cyclical market pressures on the technology industry, the ability to manage strains associated with the company’s growth, credit risks associated with the company’s accounts receivable, the company’s ability to continue to attract and retain high quality employees, accurately set fees for and timely complete its current and future client projects, and other risks detailed from time to time in the company’s filings with Securities and Exchange Commission, including the most recent Form 10-KSB and Form 10-QSB.  The foregoing information concerning Perficient’s business outlook represents our outlook as of the date of this news release, and Perficient undertakes no obligation to update or revise any forward-looking statements whetheras a result of new developments or otherwise.